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EXHIBIT 10.1

                             EMPLOYMENT AGREEMENT

          AGREEMENT made as of the 7th day of August, 2000, by and between KENNETH PAULL residing at 3688 Sope Creek Farm, Marietta, GA 30067 (hereinafter referred to as the "Employee") and CASH TECHNOLOGIES, INC., a Delaware corporation with principal offices located at 1434 West 11th Street Los Angeles, California 90015 (hereinafter referred to as the "Company").

                             W I T N E S S E T H :

          WHEREAS, the Company is engaged in (i) cash processing (ii) the sale of cash processing equipment and (iii) transaction processing systems development and related business enterprises and (iii) development of its E-Commerce Message Management Architecture (EMMA(TM)) transaction processing software which will provide transaction processing for Internet and non-Internet based transactions and (iv) development of its ATM-X(TM) and POS-X(TM) software for use in "advanced function" Automated Teller Machines, Point-of-Sale terminals, kiosks and other client devices;

          WHEREAS, the Company desires to employ the Employee for the purpose of securing to the Company the experience, ability and services of the Employee; and

          WHEREAS, the Employee desires to be employed by the Company, pursuant to the terms and conditions herein set forth herein;

          NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

                                   ARTICLE I
                                  EMPLOYMENT

          Subject to and upon the terms and conditions of this Agreement, the Company hereby employs the Employee, and the Employee hereby accepts such employment, as the Senior Vice President of Sales and Marketing of the Company and its subsidiaries. In this capacity, Employee will report to the President of the Company.

                                  ARTICLE II
                                    DUTIES

          (A) The Employee shall, during the term of his employment with the Company, and subject to the direction and control of the Company's President perform such duties and functions related to his position as he may be called upon to perform by the Company's President during the term of this Agreement.

          (B) The Employee agrees to devote his full business time and best efforts to the performance of his duties for the Company and to render such services for any subsidiary corporations of the Company.

          (C) The Employee shall perform, to the best of his ability, the following services and duties for the Company and its subsidiary corporations (by way of example, and not by way of limitation):

          (i) Those duties attendant to the position with the Company for which he is hired;

          (ii)   Manage and train employees assigned to Employee;

          (iii) Develop and implement a sales and marketing program for the Company's products; and

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          (iv) Develop and maintain customer relationships.

          (D) Employee shall be based in Atlanta, Georgia area, and shall undertake such occasional travel, within or without the United States, as is or may be reasonably necessary in the interests of the Company and its subsidiaries, including periodic travel to the Company's principal offices.

                                  ARTICLE III
                                 COMPENSATION

          (A) The Company shall pay to Employee a base salary at the rate of $225,000 per annum for the first 12 months that this Agreement shall be in effect (payable in equal weekly installments or pursuant to such regular pay periods adopted by the Company) (the "Base Salary"). In the second and third years of this Agreement, Employee shall receive the Base Salary plus merit increases as shall be determined by the Compensation Committee of the Board of Directors.

          (B) Employee shall receive bonus payments ("Revenue and Income Bonus") based upon the Gross Revenue (as defined below) and Net Income (as defined below) of the Company as found in the Revenue and Income Plan referred to as "CTIpro16.xls" (or future such Plans as may be adopted from time to time by the Company which are specifically designated to be used, among other things, for the purpose of calculating bonus payments for employment agreements in which Company projections are used for calculating compensation) as follows:

     (i) Employee shall be entitled to an annual bonus of $125,000 ("Target Bonus") in the event that the Company attains 100% of its Revenue and Income Plans during the initial year of the term hereof. During subsequent years of the term of this Agreement, the minimum annual Target Bonus shall be $125,000, subject to potential merit increases, as approved by the Board of Directors. 50% of the Target Bonus ("Revenue Bonus") shall be calculated based on the attainment of the Company's Revenue Plan and 50% of the Target Bonus ("Income Bonus") shall be calculated based on the attainment of the Company's Income Plan. This bonus plan will be calculated and administered on a (fiscal) quarterly basis, based on the quarterly breakdown of the Company's Revenue and Income Plans. No bonus shall be earned unless the Company has attained over 50% ("Minimum Quota") of the Gross Revenue or Net Income Plans (each Minimum Quota shall stand alone in regards to qualifying for the Revenue or Income Bonuses) for any given quarter. For every 1% above the Minimum Quota for each (Revenue and Income) Plan, Employee shall be entitled to a quarterly bonus payment of 0.25% of the annual Target Bonus amount. There is no maximum bonus amount which may be earned in this bonus plan.

     By way of example, in the event that the Company has a quarterly Revenue Plan of $2,500,000 and a quarterly Income Plan of $500,000, and the Company actually achieves revenues of $1,200,000 and income of 550,000 for such quarter, then Employee shall not be entitled to a Revenue Bonus (due to less than 50% attainment of Revenue Plan) but would be entitled to an Income Bonus of $18,750 ($550,000/$500,000 = 110% - 50% Minimum = 60 x $125,000 x .25%).

     (ii) Notwithstanding that the Company may not obtain its Minimum Quotas during the initial year of this Agreement, Employee shall be entitled to a payment of 1/12 of the Target Bonus for each month during the period commencing on the Start Date (as defined in Article VII) through November 30, 2000 ("Guaranteed Bonus"). Employee shall not be required to repay such Guaranteed Bonus and the amount of the Guaranteed Bonus shall not be subject to reconciliation as provided herein. In addition, commencing December 1, 2000 through the termination of this Agreement, Employee shall be entitled to an advance of 50% of the 1/12 Target Bonus on a monthly basis, payable in accordance with regularly scheduled salary payments. Within 30 days of the end of each fiscal quarter, the Company shall provide a reconciliation of advances and bonuses actually earned and shall make payment to employee for any earned bonuses in excess of advances for such quarter. In the event that advances exceed earned bonuses, the Company may deduct such excess from future advances.

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     (iii)  For purposes of determining the Gross Revenue and Net Income Quotas, the operations of the Company's National Coin Processors subsidiary shall be excluded. In addition, in the event the Company acquires one or more entities (whether by way of acquisition or merger or purchase of assets), such acquired entity shall be excluded unless the Employee and the Company mutually agree to include such acquired entity and amend the Revenue and Income Plan. The Company agrees that it shall not divert or re-allocate revenue or income to any acquired entity or new subsidiary. All determinations of revenue and income shall be made in accordance with GAAP and as customarily applied by the Company. Net Income shall mean (A) Gross Revenue (i) without giving effect to loss carry-forwards and (ii) giving effect to and including revenues received by the Company during the fiscal year and which revenues may have otherwise been excluded in computing net pre-tax profit by reason of any revenue recognition rules otherwise utilized in the application of generally accepted accounting principles (B) less interest, amortization, depreciation and operating expenses.

          (C) Employee may receive such other additional compensation as may be determined from time to time by the Board of Directors. Nothing herein shall be deemed or construed to require the Board to award any bonus or additional compensation.

          (D) The Company shall deduct from Employee's compensation all federal, state and local taxes (with respect to Atlanta, GA or such other place of employment) which it may now or may hereafter be required to deduct.

                                  ARTICLE IV
                                   BENEFITS

          (A) During the term hereof, (i) the Company shall provide Employee with Blue Cross/Blue Shield or equivalent health insurance benefits (to include health, dental, vision, disability and annual physical examination) and major medical insurance as provided to other senior executives; (ii) Employee shall be reimbursed by the Company upon presentation of appropriate vouchers for all business expenses incurred by the Employee on behalf of the Company consistent with an expense plan approved by the Company; (iii) the Company shall pay a monthly automobile allowance of $750 per month (iv) the Company shall pay directly, or reimburse Employee, for the costs and expenses of an executive suite office in Atlanta, Georgia (including related office expenses such as Internet accounts and trade publications) in amounts to be agreed upon by the parties; (v) the Company shall provide Employee with a laptop computer which shall remain property of the Company to be returned immediately upon termination of employment.

          (B) In the event the Company wishes to obtain Key Man life insurance of up to $1,000,000 on the life of Employee, Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request. In addition, in the event that the Company obtains such insurance, the Company shall pay the costs of life insurance on the life of Employee in an equal amount with the Employee's designee as beneficiary.

          (C) For each year of the term hereof, Employee shall be entitled to paid vacation of four weeks.

          (D) Employee shall be granted incentive stock options under the Company's Employee Stock Option Plan ("Plan") to purchase 185,000 shares of Common Stock of the Company with an exercise price of $5.00 (closing price on date of Agreement). Of the options granted, the Company shall allocate as many as possible under Internal Revenue Service regulations and the Employee Stock Option Plan to be deemed incentive stock options and the remainder shall not be qualified options under the Plan. In addition, a portion of these non-qualified shall have an exercise price of $3.33 notwithstanding any language to the contrary in the Plan. The number of non-qualified options so reduced shall be

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equal to one-half the total options granted up to the maximum (by way of example, in the event that the total number of vested options equals 60,000 per year and 20,000 may be incentive stock options, then 30,000 of the remaining 40,000 options shall be reduced in price). The options shall have an exercise term of five years from the date of hereof, and the options shall vest in three equal installments commencing one year from the date of grant. All options grants shall contain terms to provide for automatic vesting of said options upon
(i) a Change of Control (as defined in Article VIII(F)) or (ii) upon death or disability of Employee. Employee's options shall be subject to the terms of the Plan and shall be in form similar to options granted to all other senior executives of the Company.

               (E) Additional Equity Options. Employee shall be entitled, subject to attainment of the Minimum Quotas set forth in Article III hereof, to additional stock options in an amount of up to 75,000 options per year (unless the number of stock options have been increased for any given year, as approved by the Board of Directors) of the term hereof with an exercise price determined at the commencement of each year of the term. The initial 75,000 options shall have an exercise price equal to $5.00 (closing price on date hereof). The additional options granted hereunder shall vest immediately upon being earned and contain such other terms as the options granted in clause D above. The number of options granted shall be determined by multiplying a percentage determined by the average of the Gross Revenue Quota and the Net Income Quota attainment by 75,000, however if such average attainment does not exceed 50%, then such additional stock options shall not be granted. By way of example, in the event that the Company obtains 90% of its Gross Revenue Quota attainment and 80% of the Net Income Quota attainment, the average percentage will be 85% and the Employee shall receive a total of 63,750 additional options.

                                   ARTICLE V
                                NON-DISCLOSURE

               The Employee shall not, at any time during or after the termination of his employment hereunder except when acting on behalf of and with the authorization of the Company, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company's business, finances, technology, proposed and current products and pricing, and any information relating to the Company's business (collectively referred to as the "Proprietary Information"). For the purposes of this Agreement, trade secrets and confidential information shall mean information disclosed to the Employee or known by him as a consequence of his employment by the Company, whether or not pursuant to this Agreement, and not generally known in the industry, concerning the business, finances, methods, operations, marketing information, research and development, pricing and information relating to proposed expansion of the Company or the Company's business plans. The Employee acknowledges that trade secrets and other items of confidential information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company.

                                  ARTICLE VI
                             RESTRICTIVE COVENANT

               (A) In the event of the voluntary termination of employment with the Company or Employee's discharge in accordance with Article VIII paragraph
(C) and (F) below, Employee agrees that he will not, for a period of six months following such termination, (i) directly or indirectly enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder owning more than 3% of the voting stock, employee, direct consultant, or otherwise), which business is primarily involved in the sale, design, development and/or distribution of (a) cash handling machines or cash counting business in the same geographical areas of operation of the Company or
(b) electronic financial transaction processing systems that competes with the systems that the Company is developing or (ii) encourage, induce or attempt to induce (a) any employee of the Company to leave the employ of the Company or (b) encourage, induce or attempt to induce any customer of the Company to leave the Company. If required under applicable law to enforce the provisions of this
Article VI, the Company shall have the right and option to make the severance payments otherwise payable under Section VIII of this Agreement to Employee.

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Employee acknowledges that the Company's payment of severance payments shall constitute valid consideration for the enforcement of this Article VI.

          (B) If any court shall hold that the duration of non-competition or any other restriction contained in this paragraph is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or in the alternative such judicially substituted term may be substituted therefor.

                                  ARTICLE VII
                                     TERM

          This Agreement shall be for a term commencing on the date that Employee's employment commences (expected to begin approximately within 30 days of the date hereof) ("Start Date") and terminating on a date which is 3 years from such date, unless sooner terminated pursuant to the terms hereof. On or before 12 months prior to expiration of this Agreement, the Company shall notify Employee in writing of its intent not to renew Employee's employment. In the event the Company shall not provide such notice, then this Agreement shall be automatically extended for an additional one-year period. In the event the agreement is extended, then all salary and bonus provisions shall be based upon the last year of the term.

                                 ARTICLE VIII
                           TERMINATION AND SEVERANCE

          The Company may terminate this Agreement:

          (A) Upon the death of Employee during the term hereof, except that the Employee's legal representatives, successors, assigns and heirs shall have those rights and interests as otherwise provided in this Agreement, including the right to receive accrued but unpaid bonus compensation, if any, and the right to exercise any vested options (subject to the requirements of the Internal Revenue Service or the terms of the Plan).

          (B) In the event that the Employee becomes totally disabled so that he is unable or prevented from performing any one or all of his usual duties hereunder for a period of 60 consecutive days or 60 days in any 12 month period and the Company elects to terminate this Agreement, then, and in that event, the Company shall continue to compensate him and he shall receive his Base Salary as provided under Article III of this Agreement for a period of six (6) additional months from the date of termination. The aforesaid obligations of the Company shall not extend beyond the term of this Agreement. The obligation of the Company to make the aforesaid payments shall be modified and reduced and the Company shall receive a credit for all disability insurance payments provided by the Company, which Employee may receive or to which he may become entitled.

          (C) In the event the Company determines to terminate the Employee's employment for any of the reasons below, Employee's employment shall be deemed to have been terminated for "Cause": (i) if the Employee is convicted of any felony (regardless of the nature of the offense) or any crime involving fraud or theft; or (ii) if the Employee is found by a governmental agency or convicted by a court of law to have violated any statute, rule or regulation or Company policy regarding federal or state securities laws or generally accepted accounting rules which may materially affect the Company; or (iii) if the Employee has committed a willful or gross and material breach of any of the terms of this Agreement and Employee has failed to cure such breach within twenty (20) days from the date written notification of such breach is given to Employee by the Company; or (iv) if the Employee is determined by a governmental agency or court of law to have violated any statute, rule or regulation or Company policy regarding discrimination of any kind; or (v) if Employee is determined to be a habitual drug user or alcoholic.

          (D) In the event of termination of Employee's employment for any reason under paragraph (C) above, the Employee shall be entitled to receive all

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unpaid accrued base salary and earned bonus payments through the date of termination and all vested options, but shall not be entitled to any other compensation, bonus, vacation pay and other accrued benefits in accordance with any fringe benefit plans or arrangements of the Company then in effect, except as any such payment may be required by applicable employment and labor law. The Company may offset payments payable to Employee upon termination until reconciliation of advances and earned bonuses. Further, in the event that Employee is terminated for Cause, all options held by the Employee which have not vested prior to the date of termination shall be deemed terminated.

          (E)  Termination by the Employee. The Employee shall have the right to
               ---------------------------
terminate his employment at any time for any reason by providing the Company with written notice of such termination. In addition, the Employee shall have the right to terminate this Agreement for Good Reason. "Good Reason" shall mean the breach of this Agreement by the Company of any of the material terms of this Agreement, which breach is not cured within 15 days subsequent to written notice from the Employee specifying the breach and the actions the Company must undertake to cure such breach.

          (F) (i) In the event that Employee's employment is terminated by the Company without cause, or terminated by Employee for Good Reason, or upon a Change of Control (as defined below) then (i) Employee shall receive a severance payment equal to one year's base salary from the Company payable in 12 equal monthly installments commencing on the date of termination; (ii) all options granted by the Company to Employee hereunder or otherwise which would have vested by their terms within 12 months of the date of termination under this paragraph (F), shall be deemed automatically vested (iii) Employee shall be entitled to health care benefits (or payment of comparable premiums in the event the Company may not continue to include Employee in its plans) for up to one year; and (iv) payment of all bonuses earned to the date of termination. Employee acknowledges that the Company's agreement to the obligations under this subparagraph (F) shall also constitute consideration by the Company for the agreements by the Employee set forth in Articles V and VI above.

          (ii)  Definition of Change of Control. As used in this Agreement, the
                -------------------------------
phrase "Change of Control" shall mean:

          (x) Except as provided by Paragraph (y) hereof the acquisition by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company; or

          (y) Approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company with any other person, entity or corporation, other than:

          (A) a merger or consolidation which would result in the voting securities of the Company immediately prior thereto continuing to represent (either by remaining outstanding securities or by being converted into voting securities of another entity) more than fifty percent (50%) of the combined voting power of the securities entitled to vote generally in the election of directors of the Company or such other entity outstanding immediately after such merger or consolidation; or

          (B) a merger or consolidation effected to implement a recapitalization of the Company or similar transaction) in which no person, entity or group (other than the Company's existing shareholders) acquires beneficial ownership of fifty percent (50%) or more of the combined voting power of the securities entitled to vote generally in the election of directors of the Company outstanding immediately after such merger or consolidation; or

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          (z)  Approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company's assets.

     Notwithstanding the foregoing provisions of this Section (F), a Change of Control shall not be deemed to have occurred if the "person" described in the preceding portions of this (F) is (a) an underwriter or underwriting syndicate that has acquired the ownership of 50% or more of the combined voting power of the Company's then outstanding voting securities solely in connection with a public offering of the Company's securities or (b) an entity or group of affiliated entities which makes a "strategic investment" in the Company and does not obtain in connection therewith the power to designate a numbers of persons which would constitutes a majority of the Board of Directors. A strategic investment shall mean an investment of equity capital (or debt convertible into equity) where the investor(s) make an investment in the Company which may result in the investor(s) owning 50% or more of the combined voting power of the Company's then outstanding voting securities but do not exercise control of the Board of Directors at the time of the investment.

                                  ARTICLE IX
                         ASSIGNMENT OF ALL INVENTIONS

     Employee shall execute and deliver, simultaneously herewith, an Assignment of Inventions Agreement substantially in the form annexed as Exhibit A.

                                   ARTICLE X
                        TERMINATION OF PRIOR AGREEMENTS

          This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements between the parties, whether oral or written prior to the effective date of this Agreement. No change, addition or amendment shall be made hereto, except by written agreement signed by the parties hereto.

                                  ARTICLE XI
                                 SEVERABILITY

          If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

                                  ARTICLE XII
                                    NOTICE

          All notices required to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given only if delivered to the addressee (i) in person or (ii) mailed by certified mail, return receipt requested or (iii) by overnight courier service, as follows:

          IF TO THE COMPANY:        1434 West 11th Street
                                    Los Angeles, CA 90015
                                    Attn: Bruce Korman, President

          With a copy to:           Brian C. Daughney, Esq.
                                    Goldstein & DiGioia LLP
                                    369 Lexington Avenue
                                    New York, New York 10017

          IF TO THE EMPLOYEE:       Kenneth Paull

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                              3688 Sope Creek Farm
                              Marietta, GA 30067

or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. Notice shall be deemed received under clauses (ii) and (iii) two days after deposit in the mail or with the courier.

                                 ARTICLE XIII
                                    BENEFIT

          This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.

                                  ARTICLE XIV
                                    WAIVER

          The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

                                  ARTICLE XV
                                 GOVERNING LAW

          This Agreement has been negotiated and executed in the State of California, and California law shall govern its construction and validity.

                                  ARTICLE XVI
                                  ARBITRATION

          Any dispute arising out of the interpretation, application and/or performance of this Agreement shall be settled through final and binding arbitration before a single arbitrator in the Los Angeles County, State of California, in accordance with the rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney at law experienced in the field of corporate law. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

                                 ARTICLE XVII
                               ENTIRE AGREEMENT

          This Agreement contains the entire agreement between the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

CASH TECHNOLOGIES, INC.
                                          ____________________________________
                                                        KENNETH PAULL


By:_________________________________
         Bruce Korman
         President

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